EXHIBIT 10.1 (c)
THIRD AMENDMENT TO
AMENDED AND RESTATED CREDIT AGREEMENT
     THIS THIRD AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT (this “Third Amendment”), is made and dated as of June 13, 2007 among AMERICAN COLOR GRAPHICS, INC., a New York corporation (together with any permitted successors and assigns, the “Borrower”), the Guarantor signatory hereto, the financial institutions identified on the signature pages hereof as Lenders (collectively, the “Lenders”), and BANK OF AMERICA, N.A., as Administrative Agent (in such capacity, “Agent”).
RECITALS
     1. The Borrower, the Guarantor, the Lenders and the Agent are parties to that certain Amended and Restated Credit Agreement, dated as of May 5, 2005, as amended by that certain First Amendment to Amended and Restated Credit Agreement, dated as of September 26, 2006, and as further amended by that certain Second Amendment to Amended and Restated Credit Agreement, dated as of March 30, 2007 (as heretofore amended, the “Existing Credit Agreement”).
     2. The Borrower, the Guarantor, the Lenders, and the Agent have agreed to certain amendments to the Existing Credit Agreement.
     NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:
Part 1
Definitions
     Section 1.1. Certain Definitions. Unless otherwise defined herein or the context otherwise requires, the following terms used in this Third Amendment have the following meanings:
     “Amended Credit Agreement” means the Existing Credit Agreement as amended hereby.
     “Third Amendment Effective Date” shall mean June 13, 2007, subject to the Borrower’s satisfaction of, or the Lenders’ waiver of, each of the conditions set forth in Part 4 of this Third Amendment.
     Section 1.2. Other Definitions. Unless otherwise defined herein or the context otherwise requires, terms used in this Third Amendment have the meanings provided in the Amended Credit Agreement.

Part 2
Amendments to Existing Credit Agreement
     Effective on (and subject to the occurrence of) the Third Amendment Effective Date, the Existing Credit Agreement is hereby amended in accordance with this Part 2. Except as so amended, the Existing Credit Agreement shall continue in full force and effect.
     Section 2.1. Addition of New Defined Terms in Section 1.01. Section 1.01 of the Existing Credit Agreement is hereby amended by adding the following new definitions in the appropriate alphabetical order:
     “Total Liquidity” means the sum of (i) the aggregate amount of all cash and Cash Equivalents of the Loan Parties and all cash and Cash Equivalents of Finco which are available for distribution to the Borrower, (ii) the Aggregate Revolving Commitments minus the Total Revolving Outstandings, and (iii) the amount of Finco’s Availability (as defined in that certain Credit Agreement, dated as of September 26, 2006, by and among Finco, the Receivables Financier, and Bank of America, N.A. as agent for the Receivables Financier, as such agreement may be modified or supplemented from time to time). For purposes of this definition, cash and Cash Equivalents of the Loan Parties and Finco shall include (without duplication) all deposits which have been made into lockboxes of the Loan Parties and Finco in the ordinary course of business but which have not cleared or been released.
     “Total Liquidity Measurement Dates” means November 30, 2007, December 13, 2007, December 31, 2007, January 31, 2008, February 29, 2008, and March 31, 2008.
     Section 2.2. Amendment of Section 7.02. Section 7.02 of the Existing Credit Agreement is hereby amended by (i) striking the word “and” after the semi-colon in subsection 7.02(j), (ii) changing the period at the end of subsection 7.02(k) to a semi-colon and the word “and”, and (iii) adding a new subsection 7.02(l) reading in its entirety as follows:
     (l) Within five (5) Business Days after each Total Liquidity Measurement Date, deliver to the Administrative Agent a certificate, in form, detail and substance reasonably satisfactory to the Administrative Agent, signed by the chief financial officer of the Borrower, calculating the Total Liquidity as of such Total Liquidity Measurement Date (a “Total Liquidity Certificate”); provided, however, notwithstanding the foregoing, the Borrower shall deliver the Total Liquidity Certificate within one (1) Business Day of the Total Liquidity Measurement Date occurring on December 13, 2007.
     Section 2.3. Amendment of Section 8.11. Section 8.11 of the Existing Credit Agreement is amended by replacing the table for the First Lien Leverage Ratio with the following revised table:

	March 31	June 30	September 30	December 31
2007	N/A	2.55 to 1.00	2.55 to 1.00	2.50 to 1.00
2008	2.40 to 1.00	2.10 to 1.00	2.10 to 1.00	2.05 to 1.00
Thereafter	2.00 to 1.00	2.00 to 1.00	2.00 to 1.00	2.00 to 1.00

     Section 2.4. Addition of New Section 8.22. Article VIII of the Existing Credit Agreement is further amended by adding a new section 8.22 which reads in its entirety as follows:
     8.22 Minimum Total Liquidity. Permit the Total Liquidity as of the close of business on any Total Liquidity Measurement Date to be less than the corresponding amount indicated below:

Total Liquidity	Minimum Total
Measurement Date	Liquidity
November 30, 2007	$19,150,000
December 13, 2007	$18,150,000
December 31, 2007	$ 7,150,000
January 31, 2008	$ 5,150,000
February 29, 2008	$ 4,150,000
March 31, 2008	$ 8,150,000
     Section 2.5. Amendment of Section 9.01. Section 9.01 of the Existing Credit Agreement is hereby amended by revising Section 9.01(b) and (c) to read in their entirety as follows:
     (b) Specific Covenants. Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Sections 7.02(l), 7.03(a), 7.05, 7.10, 7.11, 7.12, 7.13 or 7.15 or Article VIII; or
     (c) Other Defaults. (i) Any Loan Party fails to perform or observe any covenant or agreement contained in any of Sections 7.01, 7.02(a)-(k), or 7.03(b)-(f) and such failure continues for 5 Business Days; or
Part 3
Representations and Warranties
     Each of the Loan Parties represents and warrants to the Agent and the Lenders that, as of the Third Amendment Effective Date:
     Section 3.1. Authority. Each Loan Party has all the necessary corporate power to make, execute, deliver, and perform this Third Amendment, has taken all necessary corporate action to authorize the execution, delivery and performance of this Third Amendment and has duly executed and delivered this Third Amendment. This Third Amendment and the Amended Credit Agreement constitute the legal, valid and binding obligations of each of the Loan Parties, enforceable against each of them in accordance with its terms except as such enforceability may be subject to (a) applicable Debtor Relief Laws and (b) general principles of equity.

     Section 3.2. No Legal Obstacle to Agreement. Neither the execution of this Third Amendment, the making by the Borrower of any borrowings under the Amended Credit Agreement, nor the performance of the Amended Credit Agreement has constituted or resulted in or will constitute or result in a breach of the provisions of any contract to which any Loan Party is a party, or the violation of any law, judgment, decree or governmental order, rule or regulation applicable to any Loan Party, or result in the creation under any agreement or instrument of any security interest, lien, charge, or encumbrance upon any of the assets of any Loan Party. No approval or authorization of any governmental authority is required to permit the execution, delivery or performance by any Loan Party of this Third Amendment, the Amended Credit Agreement, or the transactions contemplated hereby or thereby, or the making of any borrowings by the Borrower under the Amended Credit Agreement.
     Section 3.3. Incorporation of Certain Representations. The representations and warranties set forth in Article VI of the Amended Credit Agreement are true and correct in all material respects on and as of the Third Amendment Effective Date as though made on and as of the date hereof, except for any representations and warranties that expressly relate solely to an earlier date, which representations and warranties were true and accurate in all material respects on and as of such earlier date.
     Section 3.4. Default. No Default or Event of Default has occurred and is continuing under the Amended Credit Agreement.
     Section 3.5. Additional Disclosures. Except as set forth on Schedule 3.5 to this Third Amendment, (a) none of the Loan Parties owns or leases any Real Properties other than those Properties set forth on Schedule 6.20(a) of the Existing Credit Agreement; (b) none of the Loan Parties owns or has exclusive rights to use any Intellectual Property registered or pending registration with the United States Copyright Office or the United States Patent and Trademark Office (or any applications therefor) other than the Intellectual Property set forth on Schedule 6.17 of the Existing Credit Agreement; and (c) none of the Loan Parties owns Capital Stock in any Subsidiaries other than as set forth on Schedules 6.13(a) and (b) of the Existing Credit Agreement.
     Section 3.6. Revised Schedule 6.13(b). Schedule 6.13(b) of the Existing Credit Agreement is replaced in its entirety by a new Schedule 6.13(b) which is attached to this Third Amendment as Exhibit “A”.
Part 4
Conditions to Effectiveness
     This Third Amendment shall be and become effective as of the Third Amendment Effective Date provided that each of the conditions set forth in this Part 4 shall have been satisfied (or satisfaction thereof has been waived by the Agent and the Lenders) on or before June 13, 2007. If the Borrower fails to satisfy each of the conditions set forth in this Part 4 prior to

4:00 p.m. (Eastern time) on June 13, 2007, then, at the option of the Agent and the Required Lenders, upon notice to the Borrower, this Third Amendment shall be null and void.
     Section 4.1. Counterparts of Amendment. The Agent shall have received counterparts (or other evidence of execution, including telephonic message, satisfactory to the Agent) of this Third Amendment, which collectively shall have been duly executed on behalf of each of the Borrower, the Guarantor, the Required Lenders and the Agent.
     Section 4.2. Corporate Action. The Borrower shall have delivered to the Administrative Agent certified copies of all necessary corporate action taken by each Loan Party approving this Third Amendment, and each of the documents executed and delivered in connection herewith or therewith (including, without limitation, a certificate setting forth the resolutions of the board of directors of each Loan Party authorizing the amendments to the Existing Credit Agreement herein provided for and the execution, delivery and performance of this Third Amendment). The Agent shall have received a certificate, signed by the Secretary or an Assistant Secretary of each Loan Party, dated as of the date hereof, as to the incumbency of the person or persons authorized to execute and deliver this Third Amendment and any instrument or agreement required hereunder on behalf of each Loan Party, as applicable.
     Section 4.3. Amendment Fee. As more specifically set forth in that certain letter agreement dated as of June 13, 2007 by and between the Borrower and the Agent, the Borrower shall have paid to the Agent an amendment fee, for the ratable benefit of each Lender executing this Third Amendment and returning it to the Agent no later than 4:00 p.m. (Eastern time) on June 13, 2007.
     Section 4.4. Other Fees and Out-of-Pocket Costs. The Borrower shall have paid (to the extent invoiced) all costs, expenses, fees and other amounts required to be paid by it pursuant to Section 5.11 of this Third Amendment.
Part 5
Miscellaneous
     Section 5.1. Reaffirmation of Loan Party Obligations. Each Loan Party hereby ratifies the Amended Credit Agreement and acknowledges and reaffirms (i) that it is bound by all terms of the Amended Credit Agreement and (ii) that it is responsible for the observance and full performance of the Obligations. Without limiting the generality of the preceding sentence, (i) the Parent as Guarantor restates that it guarantees the prompt payment when due of all Obligations, in accordance with, and pursuant to the terms of, Article IV of the Amended Credit Agreement and (ii) each of the Loan Parties agrees that all references in the Collateral Documents to the term “Secured Obligations” shall be deemed to include all of the obligations of the Loan Parties to the Lenders and the Agent, whenever arising, under the Amended Credit Agreement, the Collateral Documents or any of the other Loan Documents (including, but not limited to, any interest, expenses and cost and charges that accrue after the commencement by or against any Loan Party or any Affiliate thereof or any proceedings under any Debtor Relief Laws naming such Person as the debtor in such proceeding). Each Loan Party further represents and warrants to the Agent and the Lenders that none of the Loan Parties has any claims, counterclaims, offsets, credits or defenses to the Loan Documents or the performance of their respective obligations thereunder, or if any Loan Party has any such claims, counterclaims, offsets, creditors or defenses to the Loan Documents or any transaction related to the Loan Documents, the same are hereby waived, relinquished and released in consideration of the execution and delivery of this Third Amendment by the Agent and the Lenders.
     Section 5.2. Within 45 days of the Third Amendment Effective Date, or such longer period as the Agent may agree in its reasonable discretion, the Borrower shall deliver to the Agent agreements executed by the owner of the real Property located in Dayton, New Jersey that is leased by the Borrower and used by it to operate its TMC facility, with such agreements to be in form and substance reasonably satisfactory to the Agent (taking into account customary and usual real estate practices in the market in which such Property is located): (a) permitting the Agent to have access to such Property for purposes of enforcing its rights under the Loan Documents as a secured party with respect to all Collateral constituting personal property and located on such Property and (b) waiving or subordinating any landlord’s lien it may have with respect such Collateral.
     Section 5.3. Instrument Pursuant to Existing Credit Agreement. This Third Amendment is a Loan Document executed pursuant to the Existing Credit Agreement and shall (unless otherwise expressly indicated therein) be construed, administered and applied in accordance with the terms and provisions of the Existing Credit Agreement.
     Section 5.4. Effect. Except as expressly herein amended, the terms and conditions of the Existing Credit Agreement shall remain in full force and effect without amendment or modification, express or implied. The entering into this Third Amendment by the Lenders shall not be construed or interpreted as an agreement by the Lenders to enter into any future amendment or modification of the Amended Credit Agreement or any of the other Loan Documents.
     Section 5.5. References in Other Loan Documents. At such time as this Third Amendment shall become effective pursuant to the terms of Part 4 hereof, all references in the Existing Loan Documents to the “Credit Agreement” and/or “First Lien Credit Agreement” shall be deemed to refer to the Credit Agreement as amended by this Third Amendment.
     Section 5.6. Counterparts. This Third Amendment may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement, and all of such counterparts taken together shall be deemed to constitute one and the same instrument. Any signature delivered or transmitted by a party by facsimile transmission shall be deemed to be an original signature hereto.

     Section 5.7. Integration. This Third Amendment, together with the Loan Documents, contains the entire and exclusive agreement of the parties hereto with reference to the matters discussed herein and therein. This Third Amendment supersedes all prior drafts and communications with respect thereto. This Third Amendment may not be amended except in writing.
     Section 5.8. Further Assurances. The Borrower agrees to take such further actions as the Agent shall reasonably request from time to time in connection herewith to evidence or give effect to the amendments set forth herein or any of the transactions contemplated hereby.
     Section 5.9. Governing Law. THIS THIRD AMENDMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO CONFLICTS OF LAWS PRINCIPLES.
     Section 5.10. Successors and Assigns. This Third Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
     Section 5.11. Costs, Expenses. The Borrower agrees to pay on demand any and all reasonable costs and expenses of the Agent or Banc of America Securities LLC and all other fees and other amounts payable to the Agent or Banc of America Securities, LLC, in each case incurred in connection with the preparation, execution, delivery and administration of this Third Amendment (including, without limitation, the reasonable fees and expenses of counsel to the Agent) in accordance with the terms of Section 11.04 of the Existing Credit Agreement.
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     IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to be duly executed and delivered as of the date first written above.

AMERICAN COLOR GRAPHICS, INC.
By:	/s/ Patrick W. Kellick
	Name:	Patrick W. Kellick
	Title:	SVP/CFO

ACG HOLDINGS, INC.
By:	/s/ Patrick W. Kellick
	Name:	Patrick W. Kellick
	Title:	SVP/CFO

BANK OF AMERICA, N.A., as Administrative Agent
By:	/s/ Kevin M. Behan
	Name:	Kevin M. Behan
	Title:	Senior Vice President